Exhibit 99.1

Net1 board size to reduce and committees to be reconstituted

JOHANNESBURG, June 9, 2020 - Net 1 UEPS Technologies, Inc. ("Net1" or the "Company") (Nasdaq: UEPS; JSE: NT1) today announced that Messrs. Paul Edwards and Alfred T. Mockett will resign from their positions as members of the board of directors, effective June 30, 2020. In addition, Mr. Alasdair J. K. Pein advised the Company that he will not stand for re-election at the Company's next annual meeting expected to be held in November 2020. These voluntary retirements, together with the previously-announced retirement of Mr. Christopher S. Seabrooke, were offered by the longest serving non-executive directors to facilitate a resizing of the board and also reduce the average tenure of the remaining board members materially. As a result, from July 1, 2020 the board will comprise two executive and seven non-executive directors, reducing to six non-executive directors after the 2020 annual meeting.

Outgoing Chairman Mr. Christopher S. Seabrooke said, "The Company is highly appreciative of the expertise, dedication and high-quality participation and guidance of the retiring directors during their years on the board. The Company, and I personally, express our sincere thanks to each of them and our best wishes for the future." Incoming Chairman Mr. Jabu Mabuza said, "I echo and support these words of appreciation to the three retiring directors and also to Mr. Seabrooke for his lengthy tenure on the board and in particular for his professional and exemplary leadership of the Company as chairman in recent years."

The Company also announced that that the board has reviewed the constitution of its committees and made changes effective July 1, 2020. Net1's board committees comprise only non-employee directors.

The table below presents the reconstituted board committees:

Director	Audit Committee	Remuneration Committee	Nominating and Corporate Governance Committee	Capital Allocation Committee
Jabu A. Mabuza		X	X*
Antony C. Ball		X*	X	X*
Ian O. Greenstreet	X			X
Ali Mazanderani				X
Kuben Pillay	X	X
Alasdair J.K. Pein		X
Ekta Singh-Bushell	X*		X

* Chairperson

The board of directors also performed a review of the Company's non-employee director fee structure. Through benchmarking against an appropriate group of peer companies, it has determined a revised fee structure that will, among other things, reduce the base non-executive director fee by 33%.

About Net1 (www.net1.com)

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com